Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 14, 2005 (except for Note K of Global Equity Portfolio, Global 60/40 Portfolio, and Global 25/75 Portfolio for which the date is March 24, 2005), relating to the financial statements and financial highlights which appear in the November 30, 2004 Annual Reports of U.S. Small Cap Value Portfolio II, DFA U.S. Small Cap Institutional Portfolio, LWAS/DFA U.S. High Book to Market Portfolio, DFA International Value Portfolio, DFA International Value Portfolio II, DFA International Value Portfolio III, DFA International Value Portfolio IV, Emerging Markets Portfolio II, U.S. Large Cap Value Portfolio II, U.S. Large Cap Value Portfolio III, Tax-Managed U.S. Marketwide Value Portfolio II, U.S. Large Company Institutional Index Portfolio, LWAS/DFA Two-Year Fixed Income Portfolio, LWAS/DFA Two-Year Government Portfolio, Global Equity Portfolio, Global 60/40 Portfolio, and Global 25/75 Portfolio (constituting portfolios within Dimensional Investment Group Inc.), LWAS/DFA International High Book to Market Portfolio (one of the portfolios constituting DFA Investment Dimensions Group Inc.) and The U.S. Large Company Series, The U.S. Large Cap Value Series, The U.S. Small Cap Value Series, The U.S. Small Cap Series, The DFA International Value Series, The Emerging Markets Series, and The Tax Managed U.S. Marketwide Value Series (constituting portfolios within The DFA Investment Trust Company), which are also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Service Providers”, “Independent Registered Certified Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

March 28, 2005